Exhibit 99.1
Momentus Awarded NASA Contract to Provide Flight and Payload Integration Services

SAN JOSE, CA – March 5, 2024

Momentus Inc. (NASDAQ: MNTS)(“Momentus” or the “Company”), a leading provider of in-space transportation services, is pleased to announce that it has been awarded a NASA indefinite-delivery/indefinite-quantity (ID/IQ) base contract award with a performance period of five years to provide flight and payload integration services to advance technologies and procedures for operating in space.

Under the ID/IQ contract awarded by NASA, Momentus is among 15 companies selected that are eligible to receive task or delivery orders to provide in-space transportation services, including propulsion systems and orbital transfer capabilities, to facilitate the deployment of satellites, payloads, and scientific instruments.

“We are honored to be selected by NASA for this important opportunity to support the United States’ efforts in space,” said John Rood, CEO of Momentus.

The contracts will be managed by NASA’s Flight Opportunities program, in collaboration with the Small Spacecraft Technology program, both part of the agency’s Space Technology Mission Directorate.

Momentus’ Vigoride vehicle offers flexible and reliable transportation solutions for a wide range of mission profiles at various orbits. The company’s technology includes water plasma thrusters, which are safer and more environmentally friendly than traditional chemical propulsion systems and flexible solar arrays to allow deployment and retraction of critical power generation capabilities.

“We look forward to collaborating closely with NASA and contributing to the success of their ambitious space programs,” added Rob Schwarz, Momentus’ Chief Technology Officer.

About Momentus
Momentus is a U.S. commercial space company that offers satellite buses and in-space infrastructure services including transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 8, 2023, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Media: press@momentus.space

Investors: investors@momentus.space